                                                                    EXHIBIT 99.1

(O'CHARLEY'S INC. LOGO)

                                                              (FORBES 2002 LOGO)


NEWS RELEASE

CONTACT:
INVESTMENT COMMUNITY:                                MEDIA:
A. Chad Fitzhugh                                     Meg Bayless
Chief Financial Officer                              Communications Manager
(615) 782-8818                                       (615) 782-8940



                        O'CHARLEY'S COMPLETES ACQUISITION
                         OF NINETY NINE RESTAURANT & PUB
              Begins New Era as a Multi-Concept Restaurant Company
                    Combined Store Base Reaches 268 Locations
                    -----------------------------------------
                EXPECTS TO EXCEED EPS GUIDANCE FOR FOURTH QUARTER


NASHVILLE, Tenn. (January 28, 2003) -- O'Charley's Inc. (NASDAQ/NM: CHUX), today announced it has completed the previously announced acquisition of Ninety Nine Restaurant & Pub (Ninety Nine), a 78-store, family-owned casual dining chain based in New England. The purchase price is comprised of $116 million in cash and the issuance of 2.35 million shares of common stock, of which 941,000 shares were delivered at closing with the balance of the shares to be delivered over the next five years. O'Charley's was advised in this transaction by Morgan Joseph & Co. Inc.

         The Company is financing the transaction with a new $300 million credit facility consisting of a four-year $200 million senior revolving credit facility and a $100 million senior term loan to be amortized over six years, led by Wachovia Securities. The institutions participating in the revolving credit facility include Wachovia Bank; Bank of America, N.A.; SunTrust Banks, Inc.; AmSouth Bank; Rabobank International; Union Planters Bank, N.A.; Bank One Corporation; Regions Bank; Fleet National Bank; and CIC Union.

         With the addition of Ninety Nine, O'Charley's Inc. now operates three stand-alone concepts run by separate management teams - O'Charley's, Ninety Nine Restaurant & Pub and Stoney River Legendary Steaks - with a total of 268 locations in 21 states and approximately 23,000 coworkers. The combination of these three concepts results in a broad geographic reach that includes an estimated 57% of the U.S. population.

         Commenting on the announcement, Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc., stated, "We want to welcome the Ninety Nine team members to O'Charley's Inc. This is a historic day in the life of our company. Since announcing this acquisition in late October 2002, we have worked tirelessly to ensure that the unique culture and identity of each concept will be maintained as we move forward with a disciplined expansion of O'Charley's, Ninety Nine and Stoney River restaurants. With experienced operators identified from within to lead each concept and an infrastructure refined to support our overall growth and operational objectives, we believe the long-term strategic value to be gained from the addition of Ninety Nine is more evident today than what we envisioned it could be several months ago.


                                    - MORE -


            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

CHUX Completes Ninety Nine Acquisition
Page 2
January 28, 2003



         "Ninety Nine has carved a dominant niche in New England during its 50-year history by 'Treating People Right'. The remarkably similar operating philosophies and strategies of O'Charley's and Ninety Nine as well as the wealth of new locations available in Ninety Nine's core markets create a unique opportunity to sustain the historic growth of the Ninety Nine concept and diversify the growth of O'Charley's Inc. The synergies we expect to achieve through combined commissary operations, purchasing and support services are only part of the equation. The opportunity to utilize the collective expertise of all of our operators - the most creative minds in the restaurant industry - and implement 'best practices' across all three concepts is one of the more exciting and important aspects of this transaction. We look forward to reporting our progress on these fronts during the next year."

         The Company also announced that it expects to report earnings per diluted share for the fourth quarter ended December 29, 2002, slightly above the high end of its previously issued guidance of $0.31 to $0.33 per share. The Company will report its results for the fourth quarter on February 6, 2003, and will provide guidance for 2003 as well as the expected contribution from the acquisition of Ninety Nine at that time.

         O'Charley's Inc. operates 184 O'Charley's restaurants in 15 states in the Southeast and Midwest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood, chicken that is always fresh and never frozen, popular homemade yeast rolls, fresh-cut salads with special-recipe salad dressings and their signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub in 78 locations throughout Massachusetts, New Hampshire, Rhode Island, Maine, Vermont and Connecticut. Ninety Nine has earned a strong reputation for providing great food at great prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts, all served in generous portions. In addition, the Company currently operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to successfully integrate the Ninety Nine Restaurant & Pub acquisition and the other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, under the caption "Forward-looking Statements/Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives and plans will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


                                     -END-